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                                                                       EX 99.p.3


Brinson Advisors, Inc.
Code of Ethics for Personal Investing
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     Introduction. This Code applies to you if you are an employee, officer or director of Brinson Advisors, Inc. ("Brinson Advisors") and any registered management investment company for which Brinson Advisors serves as investment adviser or sub-adviser (each a "UBS PaineWebber Fund"). Dual employees of Brinson Advisors and DSI International Management, Inc. who are located in DSI's Norwalk office are subject to the DSI Code of Ethics and Related Policies and Procedures.

     Provision One: Personal Responsibility. Before permitting the purchase or sale of any security in which you have a beneficial interest, investment discretion or control, you must take personal responsibility for assuring that the transaction is not connected with any fraudulent conduct.

     Provision Two: Disclosure. You must report the following:

     . Holdings. You must disclose personal securities holdings within ten days of becoming subject to this Code and again annually, unless you are an independent director of a UBS PaineWebber Fund.

     . Transactions. You must notify Brinson Advisors of all personal securities transactions at least quarterly, unless you are an independent director of a UBS PaineWebber Fund.

     . Independent Directors. If you are an independent director of a UBS PaineWebber Fund, you must make quarterly transaction reports only if, during the preceding quarter, you traded a security when you knew, or reasonably should have known, that a Fund had traded the same security within the prior 15 days or would be trading the same security within the next 15 days.


     Provision Three: Preclearance of IPOs and Private Placements. Employees must obtain written permission from Brinson Advisors before purchasing initial
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public offerings or private placements.

     Provision Four: Supervision. If you supervise anyone who is subject to this Code, you must:

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     .  review that person's investment holdings and transactions reports for any evidence of fraudulent conduct or conflicts of interest;

     . evaluate requests to participate in IPOs or private placements for potential conflicts between the interests of that person and the interests of the client(s) he/she serves; and

     . identify and resolve any potential fraud or conflict of interest that may arise in connection with that person's personal securities holdings or transactions.

Administration and Enforcement
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     Administration and Oversight. Brinson Advisors is responsible for administering and enforcing this Code and has full authority to impose penalties, including without limitation, disgorgement, fines and termination of the employment of the parties subject to this Code. Brinson Advisors will report at least annually on its administration of the Code to the Boards of the UBS Paine Webber Funds.

     Brinson Advisors Policies and Procedures for Personal Investing. Brinson Advisors has instituted policies and procedures ("Procedures") resonably necessary to assure that you do not violate this Code of Ethics. You are
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responsible for complying with all Procedures that apply to you. Among other
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things, the Procedures:

     . limit your ability to trade securities at the same time as a client if you are part of the client's portfolio management group;

     . limit your ability to engage in short-term trading, if you are an employee;

     . require you to preclear certain securities transactions and specify the process for obtaining that preclearance, if you are an employee;

     . provide forms and instructions for quarterly and annual reporting and for preclearance of IPOs and private placements;

     . require you to certify at least annually that you have conducted all personal securities transactions in accordance with this Code of Ethics and the Procedures;

     . and explain in detail which persons and accounts are subject to this Code and the Procedures.
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     In addition, the Procedures provide for a Code of Ethics Committee to review violations of the Code or the Procedures and order appropriate remedial action. The Procedures also require the Brinson Advisors Compliance Department to review transaction and holdings reports from Fund Directors and refer potential compliance issues to the Code of Ethics Committee.

     Sub-Advisers of the UBS PaineWebber Funds. Brinson Advisors requires every sub-adviser of a UBS PaineWebber Fund to adopt a code of ethics that meets the requirement of Rule 17j-1 under the Investment Company Act of 1940. Employees, officers and directors of the UBS PaineWebber Funds who are also employees of a sub-adviser are governed by the sub-adviser's code of ethics. Brinson Advisors has delegated responsibility to each sub-adviser for supervising the personal securities transactions of these Access Persons, including review of transaction and holding reports and any requests to purchase IPOs or private placements.